As filed with the Securities and Exchange Commission on January 24, 1997 - Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             TRIPLE S PLASTICS, INC.
             (Exact name of registrant as specified in its charter)


           Michigan                                     38-1895876
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

            14320 South Portage Road, Vicksburg, Michigan 49097-0905
               (Address of Principal Executive Offices) (Zip Code)
           Triple S Plastics, Inc. Outside Director Stock Option Plan
                            (Full Title of the Plan)

                     (Nameand address of agent for service)
                          Copies of Communications to:
                                 J. Terry Moran
                    Varnum, Riddering, Schmidt & Howlett LLP
                                  P.O. Box 352
                        Grand Rapids, Michigan 49501-0352
                                 (616) 336-6000

                                          CALCULATION OF REGISTRATION FEE

Title of              Amount to be           Proposed Maximum          Proposed Maximum             Amount of
Securities             Registered            Offering Price          Aggregate Offering        Registration Fee
to be Registered                              Per Share (2)               Price (2)
Common Stock
(No Par Value)      150,000 shares (1)           $6.6875                 $1,003,125                 $200.63


(1) Represents the number of shares of Common Stock authorized for issuance under the Triple S Plastics, Inc. Outside Director Stock Option Plan (the "Plan").
(2) For the purpose of computing the registration fee only, the price shown is based upon the price of $6.6875 per share, the average of the high and low sales prices for the Common Stock of Triple S Plastics, Inc. in the NASDAQ National Market on January 22, 1997, in accordance with Rule 457(h).


Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.


                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The Company's Annual Report on Form 10-K for the year ended March 31, 1996, which has been filed by the Company with the Commission (File No. 0-23474) is incorporated herein by reference. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the foregoing Annual Report on Form 10-K are incorporated herein by reference. All other reports or documents filed by the Company pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The description of the Company's Common Stock, the class of securities offered pursuant to this Registration Statement, is contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act, and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating that description.

Item 4.  Description of Securities

         The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

         The financial statements and schedules incorporated by reference in this Registration Statement have been audited by BDO Seidman LLP, independent public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 6.  Indemnification of Directors and Officers.

         The Articles of Incorporation of the Company provide that its directors and officers are required to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA") in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Company, a subsidiary or otherwise) in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Company or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of the Company. Persons who are not directors or officers of the Company may be similarly indemnified in respect of said service to the extent authorized by the board of directors of the Company. Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorney fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorney fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorney fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

         The MBCA and the Company's Articles of Incorporation also authorize the Company to provide indemnification broader than that set forth in the MBCA and the Articles of Incorporation. Pursuant to this authority, the Company has entered into indemnification agreements with each of its directors, which provide a contractually enforceable right of indemnification to the fullest extent permitted by law irrespective of the kind of claim or outcome. The Company is not liable under the agreements where the claim involved intentional misconduct, a knowing violation of law or an improper personal benefit to the indemnitee, the claim involved certain unlawful disbursements of corporate funds or other assets, the claim involved a violation of Section 16(b) of the Exchange Act, or similar provision of state law or where indemnification is otherwise prohibited by law.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         Reference is made to the Exhibit Index which appears on page S-5 hereof.

Item 9.  Undertakings.

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in successful defense of the action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vicksburg, State of Michigan, on the 21st day of January, 1997.



                                  TRIPLE S PLASTICS, INC.


                                  By /s/ Daniel B. Canavan
                                  Daniel B. Canavan, Principal Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel B. Canavan and Robert D. Monk, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on January 21, 1997, by the following persons in the capacities indicated.



/s/ Daniel B. Canavan                               /s/ Daniel D. Northup
Daniel B. Canavan, Chief Executive Officer,         Daniel D. Northup, Director
Chairman of the Board, and Director

/s/ Victor V. Valentine, Jr.                        /s/ David L. Stewart
Victor V. Valentine, Jr., President                 David L. Stewart, Director
and Director

/s/ Robert D. Monk
Robert D. Monk, Principal Financial Officer         A. Chris Schauer, Director

/s/ William J. Stewart
William J. Stewart, Director                        James F. Hettinger, Director

/s/ Catherine A. Taylor
Catherine A. Taylor, Principal Accounting
Officer

                                  EXHIBIT INDEX

       The following exhibits are filed as a part of the Registration Statement:


Item 5            Opinion of Varnum, Riddering, Schmidt & Howlett LLP


Item 23(a)        Consent of BDO Seidman LLP


Item 23(b) Consent of Varnum, Riddering, Schmidt & Howlett LLP-included in Exhibit 5


Item 24           Power of Attorney - included on page S-4 hereof


Item 99           Triple S Plastics, Inc. Outside Director Stock Option Plan

                                                 January 23, 1997



Board of Directors
Triple S Plastics, Inc.
14320 South Portage Road
Vicksburg, Michigan 49097

            Re: Registration Statement on Form S-8 Relating to the Triple S Plastics, Inc. Outside Director Stock Option Plan

Dear Gentlemen:

         With   respect  to  the   Registration   Statement  on  Form  S-8  (the
"Registration Statement") filed by Triple S Plastics, Inc., a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 150,000 shares of the Company's common stock, no par value, for issuance pursuant to the Company's Outside Director Stock Option Plan (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 150,000 shares covered by the Registration Statement, upon the exercise of stock options, at the prices described in the Registration Statement, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and validly authorized, issued and outstanding and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                Very truly yours,

                    VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

                            /s/ Michael G. Wooldridge

                         Michael G. Wooldridge, Partner





                                    Exhibit 5

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We  hereby   consent  to  the   incorporation   by  reference  in  this
Registration Statement of our report dated May 9, 1996, relating to the financial statements and schedules of Triple S Plastics, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 1996.




/s/ BDO Seidman, LLP

BDO Seidman, LLP
Kalamazoo, Michigan
January 24, 1997








                                  Exhibit 23(a)

H:\WPFILES\103-1139

                             TRIPLE S PLASTICS, INC.
                       OUTSIDE DIRECTOR STOCK OPTION PLAN


                                    ARTICLE I
                               GENERAL PROVISIONS

         1.1 Purpose and Scope. The purpose of this Outside Director Stock Option Plan is to make service on the Board of Directors of the Company more attractive to present and prospective outside directors, as the continued services of qualified outside directors are considered essential to the Company's sustained progress.

         1.2 Definitions. The following words and phrases shall have the following meanings as used in this Plan:

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Company" means Triple S Plastics, Inc.

                  (c) "Market Value" means the closing sale price reported in the Nasdaq Stock Market or, if such value is not available, such other estimate of fair market value as the Board shall determine.

                  (d) "Option Price" means the purchase price for Shares payable upon exercise of an option granted under this Plan.

                  (e) "Optionee" means a person to whom an option has been granted under this Plan.

                  (f) "Outside Director" means a person who is a member of the Board of Directors of the Company, but who is not an employee of the Company.

                  (g) "Plan" means this Triple S Plastics, Inc. Outside Director Stock Option Plan.

                  (h) "Shares" means the shares of  common stock of the Company.

         1.3 Administration. The Plan shall be administered by the Board, and its interpretation and construction of any provision of the Plan shall be final and binding. Each person who is or shall have been a member of the Board shall be defended, indemnified, and

                                   Exhibit 99
held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability, or expense imposed or incurred in connection with such persons taking or failing to take any action under the Plan.

         1.4 Shares Subject to Plan. The maximum number of Shares subject to options granted under the Plan shall be 150,000 Shares, subject to adjustment as provided in Section 3.1 below. The Shares may be authorized but unissued shares or treasury shares. If any outstanding option expires or is terminated for any reason before the end of the term for this Plan, the Shares covered by that option shall be available for options subsequently granted under this Plan.

         1.5 Eligibility; Grant of Options. Only Outside Directors shall be eligible to receive options under this Plan. Outside Directors who are incumbent directors at the time this Plan is proposed for approval by the Company's shareholders and who continue in office as directors subsequent to that shareholder approval shall be granted initial options to acquire 3,000 Shares each, effective as of the date shareholders approve the Plan. Thereafter, effective as of the date of each annual meeting of shareholders of the Company, each Outside Director who continues in office as a director subsequent to that meeting shall be granted an option to acquire 3,000 Shares. Any Outside Director who is elected as a director by the Board, shall be granted an option to acquire that number of Shares that is equal to 3,000 Shares multiplied by a fraction that is equal to 365 minus the number of days that have elapsed since the last annual meeting of shareholders, and dividing that difference by 365; the result shall be rounded to the nearest whole share.

                                   ARTICLE II
                               OPTIONS AND RIGHTS

         2.1 Non-Statutory Stock Options. All options granted under the Plan shall be non-statutory options, not entitled to special tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended.

         2.2 Terms, Conditions, and Form of Options. Each option granted under this Plan shall be evidenced by a written agreement in such form and containing such terms as the Board shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

                  (a) Options Non-Transferable. Each option granted under the Plan by its terms shall not be transferable by the Optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the Optionee only by him or her. No option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

                  (b) Period of Option. Options shall terminate upon the expiration of ten (10) years from the date upon which such options were granted (subject to prior termination as hereinafter provided).

                  (c) Exercise of Options. Options may be exercised, in full or in part, only by giving written notice to the Company, stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be made, in whole or in part, in cash, in Shares already owned by the Optionee, valued at Market Value as of the date of the notice of exercise, or by the surrender of option rights hereunder valued at the difference between the Option Price and Market Value for the underlying Shares; provided, however, that (i) there shall be no such exercise at any one time as to fewer than one hundred (100) Shares, unless fewer than one hundred (100) Shares remain to be purchased under the option being exercised, and (ii) options may not be exercised for a period of six (6) months after the date of grant.

                  (d) Death of Director. Any option granted an Optionee under the Plan and outstanding on the date of his or her death may be exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution, at any time prior to the specified expiration date of such option or the first anniversary of the Optionee's death, whichever is the first to occur. Upon the occurrence of the earlier such event, the option shall then terminate.

         2.3 Option Price. The Option Price for an option granted under the Plan shall be the Market Value of the Shares covered by the option on the last business day before the day the option is granted.

         2.4 Notification of Exercise. Options shall be exercised by written notice directed to the Chief Financial Officer of the Company at the principal executive offices of the Company. Exercise by an Optionee's heir or personal representative shall be accompanied by evidence of his or her authority to act, in form reasonably satisfactory to the Company.

                                   ARTICLE III
                              ADDITIONAL PROVISIONS

         3.1 Effect of Change in Stock Subject to the Plan. The aggregate number of Shares available for options under the Plan, the Shares subject to any option and the exercise price per share all shall be proportionately adjusted for any increase or decrease in the number of issued Shares subsequent to the effective date of the Plan resulting from: (a) a subdivision or consolidation of Shares or any other capital adjustment; (b) the payment of a stock dividend; or (c) other increase or decrease in such Shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any option shall pertain, apply, and relate to the securities to which a holder of the number of Shares subject to the option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or as of the effective date for a merger or consolidation in which the Company is not the surviving corporation, all options outstanding under the Plan shall terminate unless other provisions have been made in any outstanding option agreement.

         3.2 Compliance With Other Laws and Regulations. The Plan, the grant and exercise of options, and the obligation of the Company to sell and deliver Shares under options, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

         3.3 Amendments. The Board may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by shareholders, may: (a) increase the total number of Shares which may be issued under the Plan or to any individual under the Plan; (b) reduce the Option Price for Shares which may be purchased pursuant to options under the Plan; (c) extend the period during which options may be granted; or (d) modify the eligibility requirements for participation in the Plan. Other than as expressly permitted under the Plan, no outstanding option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.

         3.4 No Rights as Shareholder. No Optionee shall have any rights as a shareholder with respect to any Share subject to his or her option prior to the date of issuance of a certificate evidencing ownership of such Share, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of the certificate, except as provided in Section 3.1.

         3.5 Withholding. Whenever the Company proposes or is required to issue or transfer Shares under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such Shares.

         3.6 Governing Law. The Plan and determinations made and actions taken pursuant to the Plan shall be governed by, interpreted, and construed in accordance with the laws of the state of Michigan, and the state courts seated in Kalamazoo County, Michigan and the federal court seated in the Western District of Michigan shall have exclusive jurisdiction and venue with respect to any litigation of disputes arising out of the Plan, or relating to options granted pursuant to the Plan.

         3.7 Effective Date; Duration. The Plan shall become effective at such time as it is approved by the shareholders of the Company, and it shall continue in effect until the tenth anniversary of the date the Plan was adopted by the Board. Options granted on or before the termination of the Plan may be exercised according to the terms of the option agreements governing those options and shall continue to be governed by and interpreted consistent with the terms of this Plan.

                                  CERTIFICATION

         The foregoing Plan was adopted by the Company's Board of Directors on ____________, 1996, subject to subsequent shareholder approval.


                                                       /s/ Robert D. Monk
                                                       Robert D. Monk
                                                       Secretary






MORAN\TRIPLES\N055.016